                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1) *


                               HNC Software, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   40425P 10 7
                         ------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 12 pages

--------------------------                              ------------------------
CUSIP No.  40425P 10 7                                   Page  2  of  12  Pages
           -----------                                        ---    ----
--------------------------                              ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Greylock Capital Limited Partnership

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER

       NUMBER OF                  - 0 -
        SHARES      ------------------------------------------------------------
     BENEFICIALLY          6   SHARED VOTING POWER
       OWNED BY
         EACH                     - 0 -
      REPORTING     ------------------------------------------------------------
        PERSON             7   SOLE DISPOSITIVE POWER
         WITH
                                  - 0 -
                    ------------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                                  - 0 -
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 -
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                             -------------------------
CUSIP No.  40425P 10 7                                  Page   3  of  12  Pages
           -----------                                        ---    ----
--------------------------                             -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Greylock Limited Partnership

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER

       NUMBER OF                  - 0 -
        SHARES      ------------------------------------------------------------
     BENEFICIALLY          6   SHARED VOTING POWER
       OWNED BY
         EACH                     - 0 -
      REPORTING     ------------------------------------------------------------
        PERSON             7   SOLE DISPOSITIVE POWER
         WITH
                                  - 0 -
                    ------------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                                  - 0 -
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 -
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING*

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                             -------------------------
CUSIP No.  40425P 10 7                                  Page   4  of  12  Pages
           -----------                                        ---    ----
--------------------------                             -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Howard E. Cox, Jr.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER

       NUMBER OF                  less than 5% of the shares of Common Stock
        SHARES      ------------------------------------------------------------
     BENEFICIALLY          6   SHARED VOTING POWER
       OWNED BY
         EACH                     - 0 -
      REPORTING     ------------------------------------------------------------
        PERSON             7   SOLE DISPOSITIVE POWER
         WITH
                                  less than 5% of the shares of Common Stock
                    ------------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                                  - 0 -
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     less than 5% of the shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     less than 5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                             -------------------------
CUSIP NO.  40425P 10 7                                  PAGE   5  OF  12  PAGES
           -----------                                        ---    ----
--------------------------                             -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robert P. Henderson
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER

       NUMBER OF                 less than 5% of the shares of Common Stock
        SHARES      ------------------------------------------------------------
     BENEFICIALLY          6   SHARED VOTING POWER
       OWNED BY
         EACH                    - 0 -
      REPORTING     ------------------------------------------------------------
        PERSON             7   SOLE DISPOSITIVE POWER
         WITH
                                 less than 5% of the shares of Common Stock
                    ------------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                                 - 0 -
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     less than 5% of the shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     less than 5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                             -------------------------
CUSIP No.  40425P 10 7                                  Page   6  of  12  Pages
           -----------                                        ---    ----
--------------------------                             -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Henry F. McCance

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER

       NUMBER OF                  - 40,376 -
        SHARES      ------------------------------------------------------------
     BENEFICIALLY          6   SHARED VOTING POWER
       OWNED BY
         EACH                        - 0 -
      REPORTING     ------------------------------------------------------------
        PERSON             7   SOLE DISPOSITIVE POWER
         WITH
                                  - 40,376 -
                    ------------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                                     - 0 -
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 40,376 -
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.
      (a)       Name of Issuer:
                --------------

                HNC Software, Inc.

      (b)       Address of Issuer's Principal Executive Office:
                ----------------------------------------------

                5930 Cornerstone Court West
                San Diego, CA 92121-3728

Item 2.
      (a)       Name of Person Filing:
                ---------------------

                Greylock Capital Limited Partnership ("GCLP") and Greylock Limited Partnership ("GLP") and Messrs. Howard E. Cox, Jr.
                and Henry F. McCance, the Co-Managing General Partners of GCLP, and Messrs. Robert P. Henderson and Henry F. McCance, the Co-Managing General Partners of GLP (the "Co-Managing General Partners").

      (b)       Address of Principal Business Office or, if none, Residence:
                -----------------------------------------------------------

                The address of the reporting persons is:

                One Federal Street
                Boston, Massachusetts 02110

      (c)       Citizenship:
                -----------

                GCLP is a limited partnership organized under the laws of the State of Delaware. GLP is a limited partnership organized under the laws of the State of Delaware. Each of the Co-Managing General Partners is a citizen of the United States.

      (d)       Title of Class of Securities:
                ----------------------------

                Common Stock, par value $.001 per share (the "Common Stock").

      (e)       CUSIP Number:
                ------------

                40425P 10 7

Item 3.         Description of Person Filing:
                ----------------------------

                Not applicable.




                            Page 7 of 12 pages

Item 4.         Ownership(1):
                ------------
                (a)   Amount Beneficially Owned:
                      -------------------------

                GCLP and GLP do not beneficially own any shares of Common Stock. Messrs. Cox and Henderson may each be deemed to beneficially own less than five percent of the shares of Common Stock and Mr. McCance may be deemed to beneficially own 40,376 shares of Common Stock.

                (b)   Percent of Class:
                      ----------------

                GCLP:             0%
                GLP:              0%
                Mr. Cox:          less than 5%
                Mr. Henderson:    less than 5%
                Mr. McCance:      0.2%

                (c)   Number of shares as to which person has:
                      ---------------------------------------

                      (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                      GCLP and GLP do not have any power to vote or dispose of any shares of Common Stock. Messrs. Cox and Henderson may each be deemed to have sole power to vote and dispose of less than five percent of the shares of Common Stock and Mr. McCance may be deemed to have sole power to vote and dispose of 40,376 shares of Common Stock.

Item 5.         Ownership of Five Percent or Less of a Class:
                --------------------------------------------

                This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities.

Item 6.         Ownership of More Than Five Percent on Behalf of Another Person:
                ---------------------------------------------------------------

                Not applicable.


Item 7.         Identification and Classification of the Subsidiary Which
                ---------------------------------------------------------
                Acquired the Security Being Reported On by the Parent Holding
                -------------------------------------------------------------
                Company:
                -------

                Not applicable.


-----------------------
      (1)     As of December 31, 1996.

                            Page 8 of 12 pages

Item 8.     Identification and Classification of members of the group:
            ---------------------------------------------------------

            Not applicable.

Item 9.     Notice of Dissolution of group:
            ------------------------------

            Not applicable.

Item 10.    Certification:
            -------------

            Not applicable.


                              Page 9 of 12 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:   February 12, 1997


                              GREYLOCK CAPITAL LIMITED PARTNERSHIP


                              By: /s/ Henry F. McCance
                                  -------------------------------------------
                                   Henry F. McCance
                                   Co-Managing General Partner


                              /s/ Henry F. McCance
                              -----------------------------------------------
                              Henry F. McCance


                                                *
                              -----------------------------------------------
                              Howard E. Cox, Jr.


                              GREYLOCK LIMITED PARTNERSHIP


                              By: /s/ Henry F. McCance
                                  -------------------------------------------
                                   Henry F. McCance
                                   Co-Managing General Partner


                                                *
                              -----------------------------------------------
                              Robert P. Henderson


                              *By: /s/ Henry F. McCance
                                   ------------------------------------------
                                   Henry F. McCance
                                   Attorney-in-fact


      This Schedule 13G was executed by Henry F. McCance pursuant to Powers of Attorney filed with the Security and Exchange Commission on February 14, 1994 in connection with a Schedule 13G for Avid Technology, Inc., copies of which are attached hereto as Exhibit 2, which Powers of Attorney are incorporated herein by reference.


                             Page 10 of 12 pages